ASSET MANAGEMENT AGREEMENT

THIS ASSET MANAGEMENT AGREEMENT (the "Agreement"), is effective the 1st day of January, 2018 (the "Effective Date"), by and between AII Insurance Management Limited (hereinafter referenced to as "AIIM"), a Bermuda company, and Maiden General Försäkrings, AB. ("Company"), a Sweden company.

WITNESSETH

WHEREAS, AIIM is duly licensed in Bermuda to engage in business as an insurance manager, in which capacity it also provides investment management services;

WHEREAS, the Company wishes to retain AIIM to provide investment management services upon the terms and conditions set forth in the Agreement and AIIM wishes to provide said services;

WHEREAS, the Company wishes to retain AIIM to provide investment management services with respect to assets designated by the Company in writing from time to time (the "Account") and AIIM is willing to do so.

NOW, THEREFORE, in consideration of their respective promises and covenants hereinafter set forth, AIIM and the Company agree as follows:

1. AIIM shall perform the following investment management services on behalf of the Company in accordance with the Company's investment guidelines, which are attached hereto as Appendix A (the "Investment Guidelines"), and regulatory requirements regarding investments. The Company in its discretion may amend the Investment Guidelines from time to time, by delivering such amendment to AIIM in writing no less than 5 business days prior to the effective date. In the event that there is a failure to comply with the Investment Guidelines as a result of changes in market conditions or otherwise, AIIM shall promptly notify the Company and shall take such corrective action as may be agreed with the Company. Subject to the Investment Guidelines, AIIM shall have full discretionary authority with respect to the Account, including the authority and power to enter into contracts binding on the Company with respect thereto, and to:

    a) establish, maintain and terminate discretionary and non-discretionary investment accounts with banks, brokers, dealers, investment advisers or other investment professionals ("Investment Service Providers"), provided, such Investment Service Providers maintain all required licenses, registrations, memberships and approvals required to perform the investment services being offered. If AIIM delegates any of its discretionary investment, advisory and other rights, powers and functions hereunder to any Investment Service Provider, AIIM shall always remain liable to the Company for its obligations hereunder. References herein to AIIM shall include, as the context may require, any of AIIM's affiliates

that are selected to manage assets under this Agreement. Any affiliate of AIIM that is delegated authority under this Agreement shall accept such delegation in an agreement between the AIIM and any such affiliate and acknowledge that it is a fiduciary with respect to the Account.

b) purchase, hold, sell, write, exchange, transfer, and otherwise invest and trade in, including without limitation:

- any publicly-traded or non-publicly traded, U.S. or non-U.S.: general or limited partnership or limited liability company interest; investment contract, bond, note, debenture (whether subordinated, convertible or otherwise), trust receipt or certificate, loan participation and/or assignment, account or note receivable, trade acceptance, contract or other claim, executory contract (including any notional principal contract), instrument or evidence of indebtedness; certificate of deposit;

c) invest or deposit in obligations of any government or any agency or instrumentality thereof, time deposits in and certificates of deposit of banks, the long term debt of which is rated not less than AA by Standard and Poor's Ratings Services, ("S&P"), securities issued by corporations the long-term debt of which is rated not less than AA by S&P, or commercial paper which is rated A-1 by S&P, in each case having a maturity of not more than 91 days from the date of issuance, or foreign money market mutual funds, or other short-term investments which have at the time of investment a rating of AAA by S&P;

d) vote proxies, grant consents solicited by or with respect to the issuers of securities in which assets of the Account may be invested from time to time, provided that the Company reserves the right to exercise or direct the exercise of voting rights with respect to securities which are Account assets or grant its consent with respect to solicitations by or with respect to the issuers of such securities, in each case upon consultation with the Company; and

e) Notwithstanding the provisions set forth hereinabove, it is understood that the Company does not transfer substantial control of the Company or any of the powers vested in the board of directors, by statute, articles of incorporation, or bylaws, or substantially all of the basic functions of the Company's management.

2. Portfolio Transactions.

AIIM may place orders for the execution of transactions for the Account with or through Investment Service Providers as AIIM may select. AIIM agrees that securities are to be purchased through such brokers as, in AIIM's best judgment, shall offer the best combination of price and execution. AIIM, in seeking

to obtain best execution of portfolio transactions for the Account, may consider the quality and reliability of brokerage services, as well as research and investment information and other services provided by brokers or dealers. The Company authorizes AIIM to, at AIIM's discretion, bunch or aggregate orders for the Account with orders of other clients and to allocate the aggregate amount of the investment among accounts (including accounts in which AIIM, its affiliates and/or their personnel have beneficial interests) in a manner which is fair over time to the participating accounts. When portfolio decisions are made on an aggregated basis, AIIM may in its discretion, place a large order to purchase or sell a particular security for the Account and the accounts of several other clients. Because of the prevailing trading activity, it is frequently not possible to receive the same price or execution on the entire volume of securities purchased or sold. When this occurs, the various prices may be averaged and the Account will be charged or credited with the average price; and the effect of the aggregation may operate on some occasions to the Company's disadvantage. Although in such an instance the Company will be charged the average price, AIIM will make the information regarding the actual transactions available to the Company upon the Company's request. In order to ensure fair execution of trades for all parties, aggregation of orders for private placements will not be permitted under this Agreement.

3. Affiliated Brokerage; Principal Transactions.

a) Subject to AIIM's execution obligations described in Section 2 above, the Company hereby authorizes AIIM, when determined by AIIM in its capacity of a fiduciary to be in the best interest of the Company, to effect agency transactions and agency cross-transactions through affiliated broker-dealers. Such transactions shall be effected at prevailing market levels in accordance with the procedures Under Rule 17a-7(b) of the U.S. Investment Company Act of 1940 and other applicable law. The Company at any time without penalty may terminate in whole or in part its authorization to effect such transactions by written notice to AIIM; and

b) When determined by AIIM in its capacity as a fiduciary to be in the best interest of the Company, AIIM may effect transactions in which, acting for its own account or an account of its affiliate, AIIM buys a security from, or sells a security to, the Company, with the Company's consent after written disclosure by AIIM to the Company of the transaction and the capacity in which AIIM is acting before the completion of such transaction, in accordance with applicable regulatory requirements.

4. Information and Reports.

AIIM shall or shall direct the Investment Service Providers to provide to the Company copies of all Account statements and Account information to the Company. Monthly, AIIM shall provide the Company a written report and inventory of the Account in a format approved by the Company and such other reports and information as the Company shall request. Valuation levels for the

assets listed in the written report and inventory will reflect AIIM's good faith effort to ascertain fair market levels (including accrued income, if any) for the securities and other assets in the Account based on pricing and valuation information believed by AIIM to be reliable for round lot sizes. Then current exchange rates will be applied in valuing holdings in foreign currency.

5. Custody.

Custody of the cash and assets of the Account shall be held by a custodian (the "Custodian") appointed by the Company pursuant to a separate custody agreement or by the Company itself. The Company authorizes AIIM to give Custodian instructions for the purchase, sale, conversion, redemption, exchange or retention of any security, cash or cash equivalents or other investment for the Company. Except as provided in Section 1, exclusive responsibility for the custody and safekeeping of the Company's assets constituting the Account shall remain with the Custodian, and AIIM and its affiliates shall not have custody or physical control of the assets and cash in the Account. AIIM shall provide the Custodian with such documents and information, including certification of AIIM's duly authorized representatives, as the Custodian may reasonably request. All directions given by AIIM to the Custodian shall be in writing, and signed by an authorized representative of AIIM; provided, however, that the Custodian may accept oral directions from AIIM, subject to confirmation in writing. The Company will give AIIM reasonable prior notice of any change the Custodian, together with the name and other relevant information with respect to the new Custodian.

6. Compensation and Reimbursement of Expenses.

a) Within 30 days of the end of each calendar quarter, the Company shall pay to AIIM the asset management fee calculated as the amount equal to 0.02125% of the average value of the Account for the preceding calendar quarter.

b) The Company shall be responsible for the investment expenses of the Account, as well as expenses included in connection with carrying out its own accounting, auditing, and compliance policies, procedures, and other obligations with respect to the Account. The Company shall reimburse AIIM for the payment of reasonable expenses incurred by AIIM with respect to such policies, procedures, and obligations of the Company, but in no event shall the Company be responsible for AIIM's general overhead expenses, or expenses of AIIM in carrying out its own accounting, auditing and compliance policies, procedures or obligations. Investment expenses shall include brokerage commissions, transfer fees, registration costs, taxes and other similar costs and transaction-related expenses and fees arising out of transactions in the Account. AIIM may, at its discretion, make payments out of fees received from the Company pursuant to this Agreement to any Investment Service Provider from which it obtains investment advisory services, including Investment Service Providers that

are affiliates of AIIM, and the Company shall have no obligation to compensate such Investment Service Provider, for such services; and

c) Custodial fees are charged separately by the Custodian for the Account and are not included in the investment advisory fee due AIIM pursuant to this Agreement. The Company will pay any custodial fees directly from the custodial account.

7. Directions to AIIM.

All directions by or on behalf of the Company to AIIM shall be in writing signed either by the Company or by an authorized agent of the Company or, if by telephone, confirmed in writing. For this purpose, the term in writing, shall include directions given by facsimile or e-mail. A list of persons authorized to give instructions to AIIM hereunder with specimen signatures, is set out in Appendix B to this Agreement. The Company may revise the list of authorized persons from time to time by sending AIIM a revised list which has been certified either by the Company or by a duly authorized agent of the Company. AIIM shall incur no liability whatsoever in relying upon any direction from, or document signed by, any person reasonably believed by it to be authorized to give or sign the same, whether or not the authority of such person is then effective. AIIM shall be under no duty to make any investigation or inquiry as to any statement contained in any writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained. Directions given by the Company to AIIM hereunder shall be effective only upon actual receipt by AIIM and shall be acknowledged by AIIM though its actions hereunder only, unless the Company is advised by AIIM otherwise.

8. Term and Termination

a) The Agreement may be terminated at any time by either party upon thirty (30) days written notice.

b) The Company may terminate this Agreement immediately, upon written notice, upon the occurrence of any of the following events:

i. AIIM fails to comply with any term or condition of this Agreement, or for whatever reason, does not commence fulfillment of duties provided in this Agreement, or once having commenced its duties, engages in neglect of its duties and obligations hereunder, fails or refuses to act to carry out its duties and obligations hereunder;

ii. AIIM is sold, undergoes a material change in ownership, in its capital participation or control, change in management, board of directors, officers or key personnel or causes to be sold,

transferred or pledged all or substantially all of its stock or assets to a third party; or

iii. AIIM suffers the loss, suspension or revocation of any license or certificate of authority from any regulatory body that is material to the performance of its duties and obligations herein, or such license becomes invalid or expires and is not renewed without any lapse.

c) AIIM may terminate this Agreement immediately, upon written notice, in the event that the Company is sold, undergoes a material change in ownership, in its capital participation or control, change in management, board of directors, officers or key personnel, or causes to be sold, transferred or pledged all or substantially all of its stock or assets to a third party.

d) Upon termination, AIIM shall be entitled to all fees through the termination date.

9. Confidentiality.

It is understood and agreed that all information pertaining to the Company, whether developed by AIIM or the Company, is the sole and exclusive property of the Company ("Proprietary Information"). AIIM shall maintain the confidentiality of the Proprietary Information and upon termination of this Agreement shall return or destroy all Proprietary Information as directed by the Company. It is further understood and agreed that all of the Company's files and records shall be made available only to inspection by directors, officers and employees of AIIM, the directors, officers, employees and independent auditors of the Company, and anyone properly authorized in writing by the Company. Notwithstanding the above, Proprietary Information may be disclosed if (i) requested by or through, or related to a judicial, administrative, governmental or self-regulatory organization process, investigation, inquiry or proceeding, or is otherwise legally required, (ii) required in order for each party to carry out its responsibilities hereunder, or (iii) permitted upon the prior written consent of the other party. The Company and AIIM shall cooperate in responding to any governmental inquiry or investigation.

10. Choice of Law.

This Agreement shall be governed and construed by the laws of Bermuda. Each party submits to the jurisdiction of the courts of Bermuda, which shall be the exclusive forum for adjudicating any dispute based on, arising out of, or in connection with this Agreement.

11. Assignment.

No assignment of this Agreement shall be made by AIIM without the written consent of the Company. For purposes of this Agreement, the term

"assignment" shall have the meaning given it by Section 202(a)(l) of the Investment Advisers Act of 1940, as amended.

12. Amendments.

This Agreement may be changed, altered or amended as the parties may agree, and with prior approval of relevant regulatory authorities to the extent such approval is required, provided such change, alteration or amendment is evidenced in writing by an endorsement executed by the parties and attached to this Agreement.

13. Notices.

All notices, requests, demands and other communications under this Agreement shall be in writing and delivered in person, by fax, e-mail, recognized overnight courier, or certified mail, postage prepaid and properly addressed as follows:

To Company:

To: Maiden General Försäkrings AB Registered Office:

Maiden General Försäkrings AB
World Trade Center
Klarabergsviadukten 70
111 64 Stockholm
Sweden

To: Maiden Holdings, Ltd.
Ideation House, 2nd Floor
Pembroke, HM 08
Bermuda
Attention: General Counsel

To AIIM via mail:

AII Insurance Management Limited
PO Box HM1087
Hamilton HMEX, Bermuda
Attention: Chris Souter

To AIIM via hand delivery or fax:

AII Insurance Management Limited
7 Reid Street, Suite 400
Hamilton HM 11, Bermuda
Attention: Chris Souter

Fax No.: 441-292-5796

14. General Control.

Notwithstanding any other provision of this Agreement, the Company shall have ultimate control and responsibility of the functions delegated to AIIM under this Agreement. The Company shall own and have custody of its general corporate accounts and records.

15. Status of Company.

The Company hereby represents that it is, at the time of the signing of this Agreement, a regulated insurance or reinsurance company, and covenants to immediately notify AIIM if it ceases to be a regulated insurance or reinsurance company during the term of the Agreement.

MAIDEN GENERAL

APPENDIX A

Maiden General Försäkrings AB Investment and Asset-Liability Management Policy

Objective

Asset-Liability Management (ALM) is the management of a business to allow decisions on assets and liabilities to be co-ordinated in order to manage the exposure to the risk associated with the variation of their economic values.

This Investment and ALM Policy (the "Policy") establishes responsibilities, procedures and limitations regarding asset-liability and investment management to facilitate effective identification of potential risks enabling the board to ensure policyholder liabilities are met as they fall due.

The primary objectives of this Policy are:

- To ensure that assets of an appropriate nature, term and liquidity are maintained in order to meet liabilities as they become due.
- To maximise the return on investments taking the risk appetite of the Company into account.

Asset Liability Management

The objective of the Maiden General Försäkrings AB (the "Company'") Policy is to minimise any mismatch between the assets and liabilities in terms of currency of the assets held and the liabilities due, or maturity dates of assets held versus liabilities due.

Currency:

The Company's functional currency is EUR. The Company defines customer policy benefits, invoices and collects premium and settles all claims in Euro, Sterling or other currencies as required by the geographic footprint of the Company's portfolio. Investments should therefore also be maintained in Euro, Sterling or other currencies to ensure matching of assets and liabilities and minimise foreign exchange risk. . There may be a small number of payments that may need to be made in a foreign currency, such as general administration expenses. In these circumstances the foreign currency is purchased from the main banking provider on the date of settlement.

Maturity:

The Company will maintain its assets in accordance with the section "Permitted Investments" below. The term of the deposit is dependent on the projected cashflow requirements for the Company taking into account the frequency of receiving insurance premiums and the frequency of claims settlement.

Investment Management

The Company should plan and control the availability and flow of funds so that funds are available on a timely basis to match known liabilities whilst maximising returns on funds invested. Available cleared funds must be invested in accordance with Section "Permitted Investments" below, earning

interest at the best possible rate that is consistent with maintaining the appropriate level of liquidity, at an acceptable risk to principal and in compliance with applicable regulations.

In investing its assets to cover its liabilities, the Company shall:

(a) Take into account the type of business carried on by the Company, in particular the nature, the amount and the duration of the expected claims payments, in such a way as to secure sufficiency, liquidity, security, quality, profitability and matching of the Company's investments, and

(b) Diversify and adequately spread the assets so as to enable the Company to respond adequately to changing economic circumstances, in particular developments in the financial markets or large impact catastrophic events, and

(c) Keep to a prudent level of investments in assets that are not traded on a regulated financial market, and

(d) Properly diversify the assets so as to avoid excessive reliance on any particular asset, issuer or group of Companies and accumulations of risk in the portfolio as a whole, and

(e) Assess the impact of irregular market circumstances on its assets and diversify those assets to ensure that that impact is reduced.

Permitted Investments

The investment of funds is restricted to cash and cash equivalents, fixed income products or inter-company loans. No investments should be made in any other instrument without specific board approval.

The permitted investment types, maturity and credit limits are set out below:

Investment Type (1)	Maximum period to maturity	Min. credit rating (2)
Government Debt instruments	10 years	N/A
Corporate bonds	10 years	BBB
Cash	N/A	BBB

(1) Assets will be invested in Euro, Sterling or other currencies based on the currency of the related liabilities or share capital.

(2) A maximum of 25% of portfolio assets, including cash and cash equivalents, may be held in securities with ratings in the BBB/Baa category.

(3) Securities must be rated investment grade (Baa3/BBB-/BBB- or higher) using the middle rating of Moody's, S&P and Fitch. When a rating from only two agencies is available, the lower is used; when

only one agency rates a bond, that rating is used. Securities that are not rated by Moody's, S&P, or Fitch, will need to be reviewed to determine if they have an equivalent rating by another Nationally Recognized Statistical Rating Organization New issue securities that are not yet rated will use the expected rating that would qualify under these guidelines.

Below investment-grade securities may be held when they are the result of downgrades to securities already in the portfolio. In the event that a security is downgraded below investment-grade, it will be communicated to the Group Investment Committee and the board of directors in a timely manner.

Cover of Technical Provisions

The assets required to cover technical provision shall be invested according to this Investment policy and monitored according to the Coverage of Technical Provisions policy.

Concentration and Credit Risk

The Company must spread its investments in accordance with section "Permitted Investments" above. All counterparty relationships must be governed by a bank mandate, approved by the board and consistent with Maiden group treasury policy requirements. The amount placed with each institution should be such that concentration and credit risk is effectively managed. The board is responsible for monitoring the on-going suitability of the chosen banking institutions to ensure they are in line with the Company requirements, including an applicable rating.

Concentration risk is assessed within the completion of the Own Capital and Solvency Assessment (ORSA). This will provide an assessment as to whether the concentration risk is within the risk appetite of the Company and is appropriate in relation to capital requirements. Where there are significant changes to the concentration of credit risk, an additional ORSA will be undertaken to assess the new risk profile.

Liquidity

In order to maintain adequate liquidity, investments are not authorised to be placed for a period in excess of that identified in section "Permitted Investments" above. Prior to the placing of an investment, a cashflow projection should be prepared to identify future cash requirements. The timing and term of the investment should be appropriate taking this cashflow into consideration but should not exceed the limits set out above. Overnight deposits should be avoided except for the purpose of building to larger sums or to meet a known commitment. The currency of the deposit should match the currency of know future commitments where material.

Investment shall be made in securities with anticipated liquidity to ensure efficient disposal at short notice. Specifically, all investments in fixed income securities shall be capable of being converted into cash within 10 days. No more than 25% of the portfolio shall be in time deposits, maturing in over one month.

The Use of Derivatives to Manage Liquidity Risks

The Company will not enter into any derivative instruments, asset-backed securities, collateralised debt obligations, hedge funds or any other financial instrument with similar characteristics.

The Pledging or Lending of Assets
The Company will not pledge or lend assets.

Investment Manager
This Policy shall be followed when instructing the Company's investment manager, who will be notified in writing of the Policy. The Company's investment manager effective from establishment of the company is All Insurance Management Limited.

The investment manager will charge the Company an agreed upon management fee that is competitive with market rates.

The Company will use Swedbank as the custodian of investment funds.

The primary criterion for managing the investments underlying the Company's surplus and insurance liabilities shall be security of principal and liquidity whilst maintaining adequate asset classes and proportions to meet the Company's regulatory and statutory thresholds as advised by the Company. The objective of the investment manager is to maximise return within the risk parameters set herein.

By appointing an investment manager to manage the Company's assets, the Company gains access to specialist investment knowledge which will ensure that investments are made within the parameters of the Policy while also considering the implications of the current financial market environment.

Investment Return
The Company has a prudent approach to investments and therefore anticipates an investment return that correlates to this approach. An appropriate benchmark will be developed based on the composition of the portfolio and performance against this benchmark will be monitored according to the Company's Cash and Investment Management Procedures.

Other Restrictions
Realisation of losses is permitted in the process of restructuring the portfolio. Such realisation of losses should only be undertaken when the reinvestment opportunity provides significantly better expected returns.

Short selling of bonds or other instruments is not permitted.

Withholding tax may be incurred if unavoidable or if justified by the anticipated after tax return on the underlying investment compared with alternative strategies.

All investments will comply with the applicable laws and regulations, as advised by the Company. The Company will not use leveraging to enhance investment performance.

Cash and Investment Accounts
Sufficient cash to meet operating expense commitments will be held in a Swedbank operating account with surplus cash managed by the investment manager in the above securities. Larger cash holdings will exist for short periods after liquidation or before purchase of investments.

Cash available for investment will be held in the Company's Swedbank investment account. The amount retained in this account is dependent on the minimum cash requirements being met in the Company operating account and the forecast cash flow requirements. The minimum balances for the operating account are outlined in the Company's Cash and Investment Management Procedures.

Review Process
The investments of the Company shall be ultimately overseen by the Maiden Holdings Investment Committee. The committee will meet quarterly to review performance, ensure compliance with this Policy and approve any changes to this Policy. The investment committee will report on activity undertaken to the board when necessary.

The procedure for valuing and verifying the investment assets and monitoring the performance of the return on a monthly basis are included in the Company's Cash and Investment Management Procedures.

The board of directors will review this Policy on an annual basis and assess whether the policy and the procedures were followed throughout the period under review. Any proposed changes to the policy must be approved by the board unless they are minor.

Maiden General Försäkrings Investment and Asset-Liability Policy
Version 2
Board Approved March 20th, 2018

APPENDIX B
Authorized Managers of this Agreement

Below is the list of persons authorized to give instructions to AIIM.

Name: Maxwell Reid
(Print)
Position: Chairman, Maiden General Försäkrings AB
(Print)
Signature [signature]

Email address: max.reid@maideniis.com

Name: Michael J. Tait
(Print)
Position: Chief Accounting Officer- Maiden Holdings Ltd.
(Print)
Signature [signature]

Email address: mtait@maiden.bm

Name: Karen L Schmitt
(Print)
Position: Chief Financial Officer- Maiden Holdings Ltd.
(Print)
Signature [signature]

Email address: kschmitt@maiden.bm